Exhibit 10.22

SELECTICA, INC.

COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

EFFECTIVE AUGUST 1, 2006

A.	Cash Compensation

1.	Board retainer: $20,000 per year, paid in quarterly installments.

2.	Committee chair retainer: $10,000 per year ($20,000 per year for the Audit Committee chair), paid in quarterly installments. This includes the chair of a special committee.

3.	Committee member retainer (other than chair): $5,000 per year, paid in quarterly installments. Only the first committee membership counts for this purpose. Special committees are treated like the standing committees (Audit, Compensation and Nominating).

4.	Meeting Fees:

(a)	$1,000 for each meeting of the full Board attended in person.

(b)	$500 for each meeting of the full Board attended by telephone.

(c)	$1,000 for each meeting of a special committee attended in person.

(d)	$500 for each meeting of a special committee attended by telephone

(e)	No additional compensation for meetings of standing committees.

Meeting fees are paid quarterly, with retainers.

B.	Equity Compensation

1.	Triennial stock option grants: Options to purchase 50,000 shares. The options become exercisable in equal installments on the first three anniversaries of the grant, with immediate full vesting in the event of a change in control. The options will be granted by the Compensation Committee under the 1999 Equity Incentive Plan (the “EIP”) in conjunction with the director’s initial appointment or election to the Board and at three-year intervals thereafter (provided that the director’s service continues). A director who is in office on August 1, 2006, will commence receiving these option grants on the next three-year anniversary of his or her initial appointment or election. A director who took office after August 1, 2006, but before the adoption of this Program by the Board, will commence receiving these option grants on the date of the adoption of this Program.

2.	Annual restricted stock unit grants: Units equivalent to shares with a market value of $25,000. All of the units vest on the first anniversary of the grant, with immediate full vesting in the event of a change in control. The units will be settled in the form of an equal number of shares on the first permissible trading date after they vest (or a further deferral could be elected). The units will be granted by the Compensation Committee under the EIP in conjunction with each Annual Meeting of stockholders. However, in lieu of a grant in conjunction with the 2006 Annual Meeting of stockholders, a grant will be made on the date of the adoption of this Program by the Board.

C.	Expenses

The reasonable expenses incurred by directors in connection with attendance at Board or committee meetings will be reimbursed upon submission of appropriate substantiation.

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